UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

December 4, 2013
____________________________

TANDY BRANDS ACCESSORIES, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-18927 (Commission File Number)	75-2349915 (IRS Employer Identification No.)

3631 West Davis, Suite A Dallas, Texas 75211 (Address of principal executive offices and zip code)

(214) 519-5200
(Registrant's telephone
number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 4, 2013, Tandy Brands Accessories, Inc. (Nasdaq:TBAC) (the “Company”) received a notification letter from the Nasdaq Listing Qualifications Department (“Nasdaq”) stating that as a result of the resignation of Lisbeth McNabb from the Company’s Board of Directors and audit committee on November 29, 2013, the Company has two independent directors serving on its audit committee and is not in compliance with Nasdaq’s audit committee requirements under Listing Rule 5605(c)(4), as previously disclosed by the Company.  Under Nasdaq Listing Rule 5605(c)(4), the Company has a cure period to regain compliance until the earlier of (i) the Company’s next annual shareholders’ meeting or November 29, 2014, or (ii) if the next annual shareholders’ meeting is held before May 28, 2014, then the Company must evidence compliance no later than May 28, 2014.

Also on December 4, 2013, the Company received a notification letter from Nasdaq stating that as a result of Ms. McNabb’s resignation, the Company has only two independent directors serving on its five member Board and is not in compliance with Nasdaq’s independent director requirements under Listing Rule 5605(b), as previously disclosed by the Company.  Under the Nasdaq listing rules the Company has 45 days to submit a plan to Nasdaq to regain compliance with the applicable listing rule.  Upon acceptance of the Company’s compliance plan, Nasdaq may grant the Company an extension of up to 180 calendar days from the date of the notification letter, or until June 2, 2014, to regain compliance with Nasdaq’s filing requirements for continued listing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY BRANDS ACCESSORIES, INC.

Date: December 9, 2013	By:	/s/ John Lacy
John Lacy Executive Vice President – Chief Operating Officer